    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000



                                                      REGISTRATION NO. 333-95671

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                           VION PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           13-3671221
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                              -------------------

                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------

                                  ALAN KESSMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VION PHARMACEUTICAL, INC.
                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              -------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:
                                 PAUL JACOBS, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with a dividend or interest reinvesment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                  (cover continued on next page)
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

(cover continued from previous page)


                        CALCULATION OF REGISTRATION FEE


                                                        PROPOSED
                                                        MAXIMUM        PROPOSED
                                           AMOUNT       AGGREGATE      MAXIMUM
            TITLE OF SHARES                TO BE         PRICE        AGGREGATE         AMOUNT OF
           TO BE REGISTERED              REGISTERED     PER UNIT     OFFERING PRICE   REGISTRATION FEE (1)
Common stock underlying outstanding
  Class A warrants (2)                    1,059,947       $4.63       $ 4,907,555            $1,296
Common stock underlying outstanding
  Class B warrants (2)                    1,348,449       $6.23       $ 8,400,838            $2,218
Class B warrants issuable upon exercise
  of outstanding Class A warrants (2)     1,059,947        --              --                  --
Common stock underlying Class B
  warrants issuable upon exercise of
  outstanding Class A warrants            1,059,947       $6.23       $ 6,603,470            $1,744
    Total                                                             $19,911,863            $5,258*



* Previously paid.


(1) The registration fee was calculated in accordance with Rule 457(g) under the Securities Act of 1933, as amended.


(2) These securities were offered and sold to the public in 1995.

PROSPECTUS


                                     [LOGO]

                        3,468,343 SHARES OF COMMON STOCK
                           1,059,947 CLASS B WARRANTS



                              -------------------

    We are offering and selling an aggregate of 3,468,343 shares of our common stock and 1,059,947 common stock purchase warrants. All of the securities that we are offering are issuable upon the exercise of warrants. Of the common stock offered, 1,059,947 shares are issuable upon exercise of our Class A warrants and 2,408,396 shares are issuable upon exercise of our Class B warrants. The
Class A and Class B warrants were issued and sold to the public in our initial public offering in 1995.



                             NASDAQ MARKET SYMBOLS:
                              COMMON STOCK -- VION
                           CLASS B WARRANTS -- VIONZ

                       CLOSING PRICES (FEBRUARY 3, 2000):
                             COMMON STOCK -- $11.31
                           CLASS B WARRANTS -- $5.06



                              -------------------

    SEE 'RISK FACTORS,' WHICH BEGINS ON PAGE 8 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS.


                              -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
    COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
       DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
                REPRESENTATION TO THE CONTRARY IS A
                         CRIMINAL OFFENSE.


                The date of this prospectus is February 4, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About this Prospectus.......................................     2
Prospectus Summary..........................................     3
Recent Developments.........................................     6
Risk Factors................................................     8
Use of Proceeds.............................................    15
Plan of Distribution........................................    15
Legal Matters...............................................    15
Experts.....................................................    15
Note Regarding Forward-Looking Statements...................    15
Where You Can Find More Information.........................    16

                             ABOUT THIS PROSPECTUS


    This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 3,468,343 shares of our common stock and 1,059,947 warrants to purchase common stock. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.


    You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock or warrants to purchase common stock.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information, financial statements and notes to the financial statements incorporated by reference into this prospectus.

                                   ABOUT VION

    Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Pursuant to license agreements with Yale University, we have acquired the rights to several patents and patent applications related to cancer treatment technologies. Our product portfolio consists of a drug delivery platform and three cancer therapeutics.

DRUG DELIVERY PLATFORM: TAPET'r'

    We believe that our core technology, TAPET, or Tumor Amplified Protein Expression Therapy, addresses one of the biggest challenges faced in treating cancer: how to effectively deliver anticancer agents while having a minimal effect on healthy, normal tissues. Administered systemically, most anticancer drugs affect rapidly growing cells, both cancerous and normal, throughout the body. Too often, the result is significant side effects that take a toll on patient health, limiting the amount of treatment a patient may receive. Therefore, a great need exists for new therapies and delivery mechanisms that are able to deliver anticancer agents to tumors preferentially, safely and efficiently. We believe that TAPET will meet this need.

    We believe that TAPET is the first and only drug delivery technology that uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors. The Salmonella utilized in the TAPET system have been genetically modified to minimize the occurrence of septic shock. As an additional safety measure, TAPET organisms have been designed to remain fully sensitive to antibiotics. Therefore, if there is an adverse reaction, the bacteria can be treated with antibiotics at any time during therapy. Preclinical studies have demonstrated these safety measures to be effective.

    In preclinical studies, after injection into the body, TAPET organisms migrated to and penetrated throughout tumors, including the necrotic, or the deep, oxygen-starved cells of solid tumors where other anticancer drugs have difficulty reaching. These studies showed that TAPET organisms double in quantity every 30 to 45 minutes, thereby increasing their ability to inhibit tumor growth and enabling the continuous delivery of anticancer drugs to tumors. We believe that bringing a 'drug factory' preferentially to the tumor will result in a cancer therapy that is more concentrated, more effective and less toxic to normal tissue.

    Preclinical studies have demonstrated TAPET's ability to inhibit the growth of a broad range of solid tumors, such as melanoma and colon, lung and breast cancer. Additionally, in these preclinical studies, TAPET organisms have been shown to selectively accumulate in solid tumors of the lung, colon, breast, prostate, liver, kidney and also in melanoma at ratios of greater than 1,000:1 relative to normal tissues. These types of solid tumors represent more than 60% of all new cancer incidences in the world today. Administration of unarmed TAPET vectors, without an anticancer drug, to mice bearing melanoma tumors inhibited the growth of these tumors by 94% compared with untreated control animals. In addition, the treated mice survived more than twice as long as those that did not receive TAPET treatment.

    We believe that TAPET's greatest potential application is the ability to continuously deliver a large variety of anticancer drugs directly to tumors while minimizing the side effects associated with current chemotherapy. Through genetic engineering, we intend to develop TAPET vectors that manufacture and deliver Vion-developed anticancer drugs. Some of these drugs will be generic and non-proprietary, however, when combined with the TAPET system, they could result in proprietary products for us. In addition, we intend to seek multiple strategic partnerships with pharmaceutical companies to use TAPET to deliver their proprietary anticancer drugs.

    Following the submission of an investigational new drug, or IND, application to the U.S. Food and Drug Administration, we are now working under an open IND status to prepare for and initiate Phase I intratumoral safety studies in human patients using unarmed TAPET organisms. On October 11, 1999, we received Institutional Review Board approval to begin Phase I safety trials at the Cleveland Clinic under the supervision of Ronald M. Bukowski, M.D. The trial began in December 1999. If successful, these safety studies will soon be followed by additional Phase I studies of TAPET organisms delivered intravenously, as well as by an armed vector designed to manufacture and express an anticancer drug.

ANTICANCER CELL THERAPEUTICS

Promycin'r'

    Promycin, which is currently being evaluated in a multicenter Phase III clinical trial for the treatment of head and neck cancer, is designed to improve the treatment of solid tumors by attacking the hypoxic, or oxygen-depleted, cancer cells that are often resistant to traditional radiation therapy. Small quantities of hypoxic cells within a tumor often survive and proliferate after most of the non-hypoxic malignant cells in the tumor have been eradicated by radiation treatment. Because radiation therapy requires oxygenation of the tissue in order to be effective, oxygen depleted cells are less susceptible to radiation therapy and tend to form a therapeutically resistant group within solid tumors. Preclinical studies have shown that Promycin, in conjunction with radiation, is effective in eradicating oxygen-depleted cells.

    A Phase I/II trial was conducted on 21 patients who were treated with radiation, and in some cases, surgery, in conjunction with Promycin for certain types of head and neck cancer. In this study, there was a 33% cancer-free survival rate at five years versus the clinical expectation of approximately 15% for radiation therapy alone. Based on these findings, Vion and Boehringer Ingelheim International GmbH collaborated to initiate a Phase III trial of Promycin in patients with head and neck cancer at 44 centers worldwide. The trial is designed to determine the efficacy of Promycin as an adjunct to radiation therapy for these conditions.

Triapine'r'

    Triapine is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA. In preclinical trials, Triapine has shown a broad spectrum of activity against human tumors grafted onto another species and mouse tumors. We received clearance from the U.S. Food and Drug Administration to proceed with a Phase I human clinical trial in January 1998. Both single dose and multiple dose regimens are currently being evaluated in patients with solid tumors.

Sulfonyl Hydrazine Prodrugs

    Sulfonyl hydrazine prodrugs represent compounds that are designed to be converted to unique, potent alkylating agents. Alkylating agents are highly effective against tumors, but lack selectivity and affect many normal tissues as well as cancer cells, causing toxic side-effects. Developing the sulfonyl hydrazine alkylating agent as a prodrug form yields a relatively non-toxic drug form that may be converted preferentially into the active drug, allowing it to exploit a property of tumor cells for conversion into powerful cancer-fighting drugs.

OUR BUSINESS STRATEGY

    Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, we seek partnerships with other companies to develop, and eventually market, our products.

    Our plan of operations for the next 18 months includes the following elements:

     Continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

     Conduct Phase III clinical studies of Promycin in the United States and Europe for treatment of head and neck cancer;

     Conduct Phase I clinical studies of Triapine in the United States for safety and efficacy;

     File IND(s) with the FDA and conduct Phase I clinical studies in the United States and Europe for the safety and selective tumor accumulation of several bacterial constructs using our TAPET delivery system;

     Continue to support research and development being performed at Yale University and by other collaborators; and

     Continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

    We were incorporated in Delaware on May 13, 1993 and began operations on May 1, 1994. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210.

                              RECENT DEVELOPMENTS


POSSIBLE WARRANT REDEMPTION



    We are currently eligible to redeem our Class A warrants and may become eligible to redeem our Class B warrants soon after the date of this prospectus. If and when we determine to redeem the warrants, notices will be mailed to registered warrant holders at least 30 days before the warrants have to be redeemed. Warrant holders will then have the opportunity to exercise them until the redemption date, or redeem them for five cents each. The notices will describe the other terms of the redemption.


PUBLIC OFFERING

    In October and November of 1999, we completed the sale of 2,530,000 newly issued shares of our common stock (including shares sold to the underwriter upon the exercise of its over-allotment option) at a purchase price of $5.00 per share, in an underwritten public offering managed by Brean Murray & Co., Inc. The proceeds from this offering were approximately $11.15 million. We have used, and plan to continue to use, these proceeds for working capital, including product research and development, and other general corporate purposes.

GRANT OF REQUEST FOR INTERFERENCE

    In November of 1999, the United States Patent and Trademark Office granted our request for an Interference between a patent application we licensed from Yale University and United States patent No. 5,532,246 assigned to BioChem Pharma, Inc. Both the patent application and the BioChem Pharma patent claim the right to use of 3TC, also known as lamivudine and Epivir'TM', to treat hepatitis B virus.

    An Interference is a legal proceeding that determines which party is entitled to a patent containing commonly claimed subject matter. The Patent Office has designated us as the senior party of the Interference and BioChem Pharma as the junior party. As the junior party, BioChem Pharma bears the burden of proof. Both we and BioChem Pharma, however, have an opportunity to argue our positions during the Interference proceeding. Depending upon the length of an Interference proceeding, which could be reduced by a mutually agreed upon settlement, its cost to each party could be substantial. Determinations in Interference proceedings are subject to appeal in the appropriate United States federal courts.

    If we were to prevail in the Interference, we would have the right to go to court to enforce our rights in the United States. Additionally, if we were to prevail in the Interference, other parties such as BioChem Pharma might be willing to license from us the right to use 3TC in a method for treating HBV. There can be no guarantee that we would be successful in licensing these rights on acceptable terms.

RESTRUCTURING OF LICENSE AGREEMENT WITH BOEHRINGER INGELHEIM

    In December 1999, we restructured our exclusive worldwide license agreement for the development of Promycin. Promycin is currently in clinical development for the treatment of head and neck cancer. Boehringer Ingelheim International GmbM will assume full managerial and financial responsibility for the development of Promycin. We will receive reduced milestone and royalty payments on all future sales.

TAPET SAFETY TRIALS

    In December 1999, TAPET was administered to the first patients enrolled into our Phase I intratumoral trial, which is being conducted at the Cleveland Clinic Foundation. The Phase I study is designed to evaluate the safety, potential efficacy and optimum biological dose of an intratumoral administration for patients with either cutaneous or subcutaneous solid tumors.

OPTION AGREEMENT WITH ASTRAZENECA

    In January 2000, we entered into an option agreement with AstraZeneca to collaborate on the evaluation of novel anticancer therapies jointly under development by us and EPTTCO Limited. Under the terms of the agreement, we and EPTTCO will co-develop specific EPTTCO-armed TAPET vectors and test them in preclinical cancer models. AstraZeneca will provide access under its rights to certain prodrugs. AstraZeneca has been granted an exclusive option period to license the specific TAPET vector we co-develop with EPTTCO. Financial terms of the license, if exercised, will be determined at the time of exercise.

SBIR GRANT

    In January 2000, we received a two-year, Small Business Innovation and Research grant from the National Institutes of Health/National Cancer Institute for $750,000. This grant will be used to enhance our TAPET research.

                                  RISK FACTORS

    You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing our shares.

WE DO NOT HAVE A LONG OPERATING HISTORY AND ARE VULNERABLE TO THE UNCERTAINTIES AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES

    To date, our activities have consisted primarily of research and development and we have generated minimal revenues. Therefore, we are vulnerable to the uncertainties and difficulties encountered by early stage companies, such as our ability to:

     implement sales and marketing initiatives;

     attain, retain and motivate qualified personnel;

     respond to actions taken by our competitors;

     effectively manage our growth by building a solid base of operations and technologies; and

     move from the product development stage to the commercialization stage.

WE DO NOT HAVE MANUFACTURING OR MARKETING CAPABILITIES OF OUR OWN

    We have no experience in manufacturing or marketing any therapeutic products. We currently do not have the resources to manufacture or market independently on a commercial scale any products that we may develop. We currently intend to outsource some or all manufacturing requirements we may have. We may not be able to enter into suitable arrangements for manufacturing. If, alternatively, we decide to establish a manufacturing facility, we will require substantial additional funds and will be required to hire significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices that would apply to such a facility. Additionally, we currently have no marketing or sales staff and we may not be successful in hiring such a staff.

WE DEPEND ON OUTSIDE PARTIES FOR ASPECTS OF OUR PRODUCT DEVELOPMENT EFFORTS

    Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We are dependent, therefore, upon the actions of these third parties in performing their responsibilities. We also rely on our collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and market our products. In particular, we have contracted a research organization to conduct the Phase III clinical studies of Promycin. As a result, the amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

WE HAVE AN ACCUMULATED DEFICIT, WE ANTICIPATE THAT OUR LOSSES WILL CONTINUE AND WE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITORS

    We are in the development stage and at September 30, 1999, we had an accumulated deficit of approximately $59.5 million. The loss applicable to common shareholders is also approximately $59.5 million. Since then, we have experienced significant losses which we expect to continue for the foreseeable future. We have incurred a substantial portion of our losses in connection with research we sponsored on several product candidates pursuant to agreements with Yale University. We continue to have substantial financial commitments to Yale pursuant to the agreements with them. We will continue to conduct significant research, development, testing and regulatory compliance activities which, together with administrative expenses, are expected to result in operating losses for at least the next several years. We also received an opinion from our independent auditors for the fiscal year ended December 31, 1998 expressing substantial doubt as to our ability to continue as a going concern as a result of our recurring operating losses and need for substantial amounts of additional funding to continue our operations.

WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT AND OUR PRODUCT CANDIDATES MAY NOT BE SUCCESSFULLY DEVELOPED

    Some of our proposed products are in the early development stage and require significant further research and development. We have not yet selected lead drugs to use with our proposed TAPET drug delivery platform and one of our proposed products is just beginning clinical trials. We do not expect our products to be commercially available for a significant period of time, if ever. Results obtained in research and testing conducted to date are not conclusive as to whether products we are investigating will be effective or safe for their proposed uses. Our successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that:

     the proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or approvals;

     the proposed products are uneconomical to market or do not achieve broad market acceptance;

     third parties hold proprietary rights that preclude us from marketing proposed products; or

     third parties market a superior or equivalent product.

THE EFFICACY AND SAFETY OF OUR TAPET TECHNOLOGY IS UNCERTAIN

    TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, and Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing the TAPET technology. Products utilizing the TAPET technology are not yet in human clinical trials, and the results of preclinical studies do not always predict safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal result of bacterial infection of the blood.

WE ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS

    Our strategy is to continue to test our current anticancer therapeutics and technologies and to discover, develop and commercialize other products for the treatment of cancer. In order to implement our strategy, we expect to spend significant amounts of money to:

     pay our financial commitments to our current academic collaborators;

     fund our research and product development programs;

     enter into additional strategic/collaborative partnerships with academic institutions;

     sponsor the performance of clinical trials and other tests on our products;

     market our products; and

     fund operating losses and working capital.

    We recently completed a public offering of our common stock from which we received approximately $11.15 million and we will likely require additional capital from public or private equity or debt sources. We anticipate that our existing available capital resources and interest earned on available cash and short-term investments, assuming no exercise of outstanding warrants, will be sufficient to fund our operating expenses and capital requirements as currently planned until at least November 30, 2000. We may not be able to raise additional capital in the future on terms acceptable to us or at all. Moreover, future equity financings may be dilutive to our stockholders. If alternative sources of financing are insufficient or unavailable, we will be required to delay, scale back or eliminate our research and product development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop alone. In addition, we may be unable to meet our obligations under license agreements, research agreements or other collaborative agreements. If we fail to make any payments required to academic collaborators or licensors, or otherwise default under any agreement with such parties, they will have the right to terminate their agreements with us. As a result, we would be unable to continue development of or to commercialize all or a portion of our product candidates licensed under these agreements.

WE DEPEND HEAVILY ON PATENTS WHICH MAY NOT ADEQUATELY PROTECT OUR TECHNOLOGIES FROM USE BY OTHERS

    Our success will depend on our ability, or the ability of our licensors, to obtain and maintain patent protection on technologies and products, to preserve trade secrets and to operate without infringing the proprietary rights of others. Patent applications filed by us or on our behalf may not result in patents being issued or, if issued, the patents may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology developed by us. It is possible that before any of our potential products can be commercialized, their related patents may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Moreover, composition of matter patent protection, which gives patent protection for a compound or a composition per se, may not be available for some of our product candidates.

    Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel. In addition, we may have to expend resources to protect our interests from possible infringement by others.

    We are aware that BioChem Pharma has been granted an issued U.S. patent with claims to methods of use of a compound or a group of compounds, including 3TC, for treating HBV. Under an agreement with Yale, we have rights in a patent application with claims directed to methods for the use of 3TC or a mixture containing 3TC for treating HBV. In November 1997, we requested that the U.S. Patent and Trademark Office declare an Interference between the BioChem patent and our patent application. In November 1999, our request was granted.

    We have received correspondence from F. C. Gaskin, Inc. alleging that we may be infringing certain of their patents relating to melanin-containing compositions and their use. We believe this assertion has no merit.

WE RELY ON CONFIDENTIALITY AGREEMENTS TO PROTECT OUR TRADE SECRETS; DISPUTES MAY ARISE AS TO TECHNOLOGY DEVELOPED BY OUR EMPLOYEES

    We also rely on trade secrets that we may seek to protect through confidentiality agreements with employees and other parties. If these agreements are breached, remedies may not be available or adequate and our trade secrets may otherwise become known to competitors. To the extent that our consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of these proprietary rights which may not be resolved in our favor.

WE HAVE PAID AND MUST CONTINUE TO PAY SIGNIFICANT AMOUNTS OF MONEY TO YALE, BUT WE MAY NEVER REALIZE ANY BENEFITS FROM OUR AGREEMENTS WITH YALE

    We have significant financial commitments to academic collaborators in connection with licenses and sponsored research agreements. In particular, through September 30, 1999, we have paid approximately $6.2 million in total to Yale, and we continue to have substantial funding commitments to Yale whether or not the research results in suitable product candidates. Moreover, we generally do not have the right to control the research that Yale is conducting pursuant to the sponsored research agreements, and the funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

WE DEPEND HEAVILY ON KEY PERSONNEL

    Because of the specialized scientific nature of our business, we are dependent upon the continued efforts of our management and scientific and technical personnel. We are also dependent upon key employees and our scientific advisors. We do not maintain key-man life insurance on any of our employees. Competition among biopharmaceutical and biotechnology companies for qualified employees is intense. We may not be able to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities. In addition, the hiring process will be time consuming and will divert the efforts and attention of our management from our operations.

THE FDA AND COMPARABLE FOREIGN REGULATORY AUTHORITIES MAY NOT APPROVE OUR FUTURE PRODUCTS

    The FDA and comparable foreign regulatory authorities require rigorous preclinical testing, clinical trials and other approval procedures for human pharmaceutical products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of pharmaceutical products. Governmental regulations may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. A delay in obtaining or a failure to obtain regulatory approvals for any of our drug candidates will have an adverse effect on our business.

    Government regulatory requirements vary widely from country to country, and the time required to complete preclinical testing and clinical trials and to obtain regulatory approvals is typically several years. The process of obtaining approvals and complying with appropriate government regulations is time consuming and expensive. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in added cost, delays or rejections. Our success substantially depends upon our ability to demonstrate the safety and effectiveness of our drug candidates to the satisfaction of government authorities.

EVEN IF OUR PRODUCTS RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DIFFICULTIES IN MARKETING AND MANUFACTURING THOSE PRODUCTS

    If we receive regulatory approval of any of our drug candidates, the FDA or comparable foreign regulatory agency may, nevertheless, limit the indicated uses of the drug candidate. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

     fines;

     suspended regulatory approvals;

     refusal to approve pending applications;

     refusal to permit exports from the United States;

     product recalls;

     seizure of products;

     injunctions;

     operating restrictions; and

     criminal prosecutions.

THERE IS UNCERTAINTY RELATED TO HEALTHCARE REIMBURSEMENT AND REFORM MEASURES THAT COULD AFFECT THE COMMERCIAL VIABILITY OF ANY PRODUCTS WE DEVELOP

    Our success in generating revenue from sales of therapeutic products may depend on the extent to which reimbursement for the cost of those products will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our therapeutic products, the market acceptance of these products could be adversely affected. Further, third-party insurance coverage may not reimburse us at price levels sufficient for realization of an appropriate return on our investment in developing new therapies or products.

    Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. In addition, Congress regularly considers numerous proposals relating to healthcare reform which, if adopted, could affect the amount paid for pharmaceutical products and medical procedures.

WE FACE INTENSE COMPETITION IN THE MARKET FOR ANTICANCER PRODUCTS

    The market for anticancer products is large and growing rapidly and will attract new entrants. We are in competition with other pharmaceutical companies, biotechnology companies and research and academic institutions. Many of these companies have substantially greater financial and other resources and development capabilities than us and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

THE TESTING AND MARKETING OF OUR POTENTIAL PRODUCTS WILL PRESENT LIABILITY RISKS

    Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. These risks are particularly inherent in human trials of our proposed products. Side effects and other liability risks could give rise to viable product liability claims against us. We do not currently have any product liability insurance. When we seek to obtain product liability insurance, we may not be able to obtain or maintain product liability insurance on acceptable terms and insurance may not provide adequate coverage against potential liabilities. As a result, if we are subject to product liability claims, we may incur significant expense defending such claims.

OUR COMPLIANCE WITH ENVIRONMENTAL LAWS MAY NECESSITATE EXPENDITURES IN THE
FUTURE

    We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for these larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

    All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, or OSHA, the Environmental Protection Agency, or EPA, and the Nuclear Regulatory Commission, or NRC, regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF VION

    Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

     discourage potential acquisitions;

     delay or prevent a change in control; and

     limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our certificate of incorporation provides that our board may issue from time to time, without stockholder approval, additional shares of preferred stock. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage, hinder or preclude an unsolicited acquisition, even if such acquisition is beneficial to us, and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

    In addition, we have adopted a 'poison pill' pursuant to which our stockholders may exercise rights to purchase additional shares of common stock in the event of certain acquisitions of our common stock.

WE MAY ISSUE PREFERRED STOCK ON TERMS THAT MAY DISADVANTAGE OUR COMMON STOCKHOLDERS

    We currently have 498,194 shares of Class A Preferred Stock and 5,000 shares of 5% Redeemable Convertible Preferred Stock Series 1998 outstanding, and the board may issue additional preferred stock without stockholder approval. The issuance of additional shares of preferred stock by our board could decrease the amount of earnings and assets available for distribution to our common stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights that are greater than the rights of the common stockholders.

UNFORESEEN YEAR 2000 PROBLEMS MAY HAVE ADVERSE EFFECTS ON OUR BUSINESS AND RESULTS OF OPERATIONS

    While we have not experienced any Year 2000 problems as of the date of this prospectus, such problems could arise in the future. In that event, our operations could be affected in several adverse ways. Failure of a scientific instrument or laboratory facility or by any of our suppliers could result, among other things, in the loss of experiments that would take weeks to set up and repeat. Such delays in the progress of research could have an adverse impact on our stock price and on our ability to raise capital, and the cost of repeating lost experiments cannot reasonably be estimated at this time. In addition, research delays could occur due to the impact of Year 2000 problems at major vendors, government research funding agencies, or development partners.

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THE EXERCISE OF WARRANTS

    Our management will have broad discretion with respect to the use of proceeds from the exercise of warrants. We intend to use the proceeds from the exercise of warrants for working capital and general corporate purposes, including additional research and development projects, increasing marketing activities and possible expansion through acquisitions. As a result, you must rely solely on management's ability and discretion to apply the proceeds to these ends effectively.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE

    Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. We have approximately 18.2 million shares of common stock outstanding. All of these shares are freely tradeable except for any shares purchased by an affiliate of ours, which will be subject to the limitations of Rule 144 under the Securities Act.

    There are currently options and warrants outstanding that are exercisable for an aggregate of approximately 7.6 million shares of common stock. Options and warrants to purchase approximately 6 million shares are currently exercisable, and the remainder become exercisable at various times through 2003.

                                USE OF PROCEEDS


    We estimate that the proceeds from the sale of the 3,468,343 shares of common stock and 1,059,947 Class B warrants offered by us, will be approximately $19,911,863, if all Class A warrants and Class B warrants are exercised in full. We cannot assure you that all or any number of warrants will be exercised. We must pay a 5% commission to D.H. Blair Investment Banking Corp. for each Class A warrant and each Class B warrant that is exercised if the exercise is solicited by D.H. Blair.



    We will receive proceeds of $4.63 for each Class A warrant that is exercised and $6.23 for each Class B warrant that is exercised.




    We intend to use the net proceeds from the exercise of warrants and options for working capital and general corporate purposes, including additional research and development projects, increasing marketing activities and possible expansion through acquisitions.

                              PLAN OF DISTRIBUTION


    We are registering shares of common stock issuable upon the exercise of outstanding Class A warrants and Class B warrants. The Class A warrants and Class B warrants were issued as part of units that we offered to the public in 1995. We are also registering the Class B warrants issuable upon the exercise of the outstanding Class A warrants and the shares of common stock issuable upon the exercise of those Class B warrants.



    The shares of common stock are traded on the Nasdaq Stock Market National Market System under the symbol VION and the Class B warrants are traded on the Nasdaq SmallCap Market under the symbol VIONZ. The shares and warrants may be sold from time to time directly by the holders of common stock or warrants. Alternatively, the holders of common stock or warrants may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the holders of common stock or warrants may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by holders of common stock or warrants in connection with such sales of securities.


                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The financial statements of Vion Pharmaceuticals, Inc. appearing in Vion Pharmaceuticals, Inc.'s Annual Report (Form 10-KSB/A Amendment No.1) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as 'estimate,' 'project,' 'believe,' 'anticipate,' 'intend,' 'expect' and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under 'Risk Factors,' that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' much of the information we file with them (File No. 0-26534), which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been issued and sold:

        (a) Our Annual Report on Form 10-KSB/A Amendment No. 1 for the year ended December 31, 1998;

        (b) Our Current Report on Form 8-K filed October 15, 1999;

        (c) Our Current Report on Form 8-K filed July 15, 1999;

        (d) Our Current Report on Form 8-K filed April 28, 1999;

        (e) The description of our common stock, Class A Warrants and Class B Warrants contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

        (f) Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

    The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Thomas E. Klein, Vice President -- Finance and Chief Financial Officer, Telephone: (203) 498-4210.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


                                                                AMOUNT
                                                                ------
SEC Registration Fee........................................  $ 5,258.00
Legal, Accounting and Printing Expenses.....................   50,000.00
Miscellaneous Expenses......................................    4,742.00
                                                              ----------
    Total...................................................  $60,000.00
                                                              ----------
                                                              ----------


---------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the General Corporation Law of the State of Delaware ('DGCL'), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

    Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 16. EXHIBITS


 4.1 -- Form of Warrant Agreement for Class A and Class B Warrants. (1)
 5.1 -- Opinion of Fulbright & Jaworski L.L.P.
23.1 -- Consent of Ernst & Young LLP
23.2 -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
24.1 -- Power of Attorney. (Included in signature page)


---------

(1) Incorporated by reference to the registrant's Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on February 3, 2000.


                                          VION PHARMACEUTICALS, INC.

                                          By:        /s/ ALAN KESSMAN
                                              ..................................
                                                        ALAN KESSMAN,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Kessman and Thomas E. Klein, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sing any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to rile the same, with all exhibits thereto, and other documents in connection wherewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                 TITLE                         DATE
               ---------                                 -----                         ----
                   *                     Chairman of the Board                   February 3, 2000
 ......................................
          (WILLIAM R. MILLER)

           /S/ ALAN KESSMAN              President, Chief Executive Officer and  February 3, 2000
 ......................................    Director (Principal Executive
            (ALAN KESSMAN)                 Officer)

          /S/ THOMAS E. KLEIN            Vice President -- Finance and Chief     February 3, 2000
 ......................................    Financial Officer (Principal
           (THOMAS E. KLEIN)               Financial and Accounting Officer)

                   *                     Director                                February 3, 2000
 ......................................
         (MICHEL C. BERGERAC)

                   *                     Director                                February 3, 2000
 ......................................
            (FRANK T. CARY)

                                         Director                                February 3, 2000
 ......................................
           (JAMES FERGUSON)

                   *                     Director                                February 3, 2000
 ......................................
         (ALAN C. SARTORELLI)

                   *                     Director                                February 3, 2000
 ......................................
          (WALTER B. WRISTON)



* By:    /s/ THOMAS E. KLEIN
     .............................
             THOMAS E. KLEIN
            AS ATTORNEY-IN-FACT

                          STATEMENT OF DIFFERENCES
                          ------------------------

 The trademark symbol shall be expressed as............................. 'TM'
 The registered trademark symbol shall be expressed as.................. 'r'